August 3, 2012

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63141

Ladies and Gentlemen:

We have acted as special Indiana counsel to Falcon Coal Company, LLC, an Indiana limited liability company (“Falcon”), Peabody Arclar Mining, LLC, an Indiana limited liability company (“Arclar”), Peabody Midwest Mining, LLC, an Indiana limited liability company (“Midwest”) and Sugar Camp Properties, LLC, an Indiana limited liability company (“Sugar Camp” and together with Falcon, Arclar and Midwest, the “Indiana Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Peabody Energy Corporation, a Delaware corporation (the “Company”) and the guarantors named therein (the “Guarantors”), including the Indiana Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to (i) the issuance by the Company of up to $1,518,821,000 aggregate principal amount of 6.00% Senior Notes due 2018 (the “2018 Exchange Notes”); (ii) up to $1,339,644,000 aggregate principal amount of 6.25% Senior Notes due 2021 (the “2021 Exchange Notes” and together with 2018 Exchange Notes, the “Exchange Notes”); and (iii) the related guarantees of the Exchange Notes by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are proposed to be issued under an indenture dated as of November 15, 2011 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee. The Exchange Notes will be offered by the Company in exchange for $1,518,821,000 aggregate principal amount of 6.00% Senior Notes due 2018 (the “2018 Outstanding Notes”) and $1,339,644,000 aggregate principal amount of 6.25% Senior Notes due 2021 (the “2021 Outstanding Notes” and, together with the 2018 Notes, the “Outstanding Notes”). Pursuant to Article X of the Indenture, the Guarantors agreed to guarantee the obligations of the Company under the Indenture and the Outstanding Notes, as well as any notes issued in exchange for the Outstanding Notes.

In connection with rendering the opinions set forth below, we have examined the (i) Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) Indenture; (iii) Outstanding Notes; (iv) form of Exchange Notes; (v) respective Articles of Formation and respective limited liability company agreements of the Indiana Guarantors; (vi) resolutions adopted by the managers or members of each of the Indiana Guarantors; (vii) Omnibus Secretary’s Certificate of the Guarantors; and (viii) Certificates of Existence of each of the Indiana Guarantors. We have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of

Peabody Energy Corporation

August 3, 2012

public officials and of officers of the Indiana Guarantors. We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Indiana Guarantors) on each such document are genuine. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the Indiana Guarantors) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of Indiana, including the applicable provisions of the Indiana Constitution, and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of federal law, the laws of any states other than Indiana or the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1.	Each of the Indiana Guarantors is validly existing as a limited liability company under the laws of the State of Indiana.

2.	The Indiana Guarantors have the requisite limited liability company power and authority to guarantee the Exchange Notes pursuant to the Indenture.

3.	Each of the Guarantees issued by the Indiana Guarantors in accordance with the Indenture has been duly authorized by all requisite limited liability action by each of the Indiana Guarantors.

4.	The Guarantees issued by each of the Indiana Guarantors in accordance with the Indenture do not violate any provision of the organizational documents which we have reviewed of the Indiana Guarantors or the applicable laws of the State of Indiana.

5.	No governmental approval by any governmental authority of the State of Indiana is required to authorize, or is required for, the issuance by the Indiana Guarantors of their respective Guarantees.

6.	When (a) the Company’s Outstanding Notes have been exchanged in the manner described in the Registration Statement, (b) the Exchange Notes have been duly executed,

Peabody Energy Corporation

August 3, 2012

authenticated, issued and delivered in accordance with the terms of the Indenture, and (c) all applicable provisions of “blue sky” laws have been complied with, the Guarantees to which the Indiana Guarantors are parties will be validly issued.

The opinion expressed in numbered paragraph 1 above with respect to the existence of each of the Indiana Guarantors is based solely on the certificates of existence obtained from the Indiana Secretary of State as of the date of the applicable certificate for a particular Indiana Guarantor.

We express no opinion as to the laws of any jurisdiction other than the State of Indiana. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur. The opinions expressed in this letter are provided as legal opinions only and not as guaranties or warranties of the matters discussed herein. Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Simpson Thacher & Bartlett LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement or the Prospectus and, except for the opinions contained herein and as specifically provided below, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Commission of the Registration Statement with respect to the registration of the Exchange Notes or the Guarantees and assume no responsibility for the contents of any such material.

We hereby consent to the reference to Jackson Kelly PLLC under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Yours truly,

/s/ Jackson Kelly PLLC

JACKSON KELLY PLLC